Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2015 Financial Results

Coppell, TX — January 7, 2016 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter and year-to-date ended November 28, 2015.

•                  Comparable store sales for the third quarter of fiscal 2015 were up 0.5% compared to the third quarter of fiscal 2014, marking another quarter of comparable store sales improvement.

•                  The result for consolidated net sales for the third quarter of fiscal 2015 was $197.2 million, up 3.3% compared to the third quarter of fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $177.6 million, up 5.4% as compared to the third quarter of fiscal 2014, primarily due to new store sales.  Elfa International AB third-party net sales for the third quarter of fiscal 2015 were SEK 165.9 million, up 2.1% compared to the third quarter of fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 1.8%, from 5.1% to 3.3%, or $3.3 million for the third quarter of fiscal 2015 compared to the third quarter of fiscal 2014 using the prior year conversion rate for both periods.

•                  Consolidated net loss per diluted share (EPS) was $0.04 for the third quarter of fiscal 2015, reflecting approximately $0.03 per diluted share in spend for key strategic initiatives, which was a penny higher than expected.  This compares to consolidated adjusted net income per diluted share of $0.07 in the third quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table at the end of this release).  Fiscal 2015 continues to serve as an investment year for the Company as it takes the necessary steps to properly and strongly support employee training, customer service improvements and marketing for its strategic initiatives.  The Company believes the greatest impact from its major initiatives will be realized in 2016 and beyond.

“Our key initiatives are gaining momentum, which is encouraging as we position our company for sustained, long-term growth,” said Kip Tindell, Chairman and Chief Executive Officer.  “However, we are very disappointed with our bottom line results for the third quarter. The shortfall versus our expectations was largely driven by expense items, the majority of which are non-recurring and unusual in nature.  We have a history of strong fiscal discipline and expense management, which has always been a core competency, and in response to our third quarter we are increasing our efforts to reduce costs and improve selling, general, and administrative expenses, without harming the momentum of our TCS Closets initiative.”

The Company is seeing strong traction with TCS Closets and, while still early, the results are better than expected.  The benefit of TCS Closets to comparable store sales has grown from 30 basis points in the first quarter to 80 basis points in the second quarter and now 180 basis points for the third quarter.  Simultaneously, the Company realized strong growth in elfa® comparable store sales year-to-date at the end of third quarter of 2015, believing that TCS Closets and elfa® are synergistic and complementary product lines, as designed and planned.  However, the improving third quarter sales trend was partially offset by a choppy retail environment and softer than planned November that has continued into the beginning of the fourth quarter and the start of Our Annual elfa® Sale.

Tindell continued, “Overall, we were pleased to see continued improvement in our comparable store sales performance in the third quarter, with much of the improvement directly attributable to TCS Closets and elfa®. Unfortunately, the start to the fourth quarter has been more challenging, which we have reflected in our revised outlook. We have now completed the rollout of our top three strategic initiatives, which were unprecedented in complexity for the Company, and we are diligently focused on maximizing sales paired with expense management despite some unpredictability and additional expenses that impacted our results in the third quarter.  We planned fiscal year 2015 as an investment year and remain steadfast in our belief that the investment is essential to maximizing the potential of these initiatives.”

TCS CLOSETSTM

The Company continues to believe that TCS Closets provides a unique opportunity to drive comparable store sales through higher average ticket.  TCS Closets was available in just seven stores at the start of the fiscal year and was in 74 stores at the end of the third quarter.  In December 2015, the Company completed the rollout to all stores as scheduled.  The rollout included a complete remodel of the custom closet department featuring new displays for TCS Closets and elfa®.  TCS Closets average ticket continues to exceed $10,000 while the growing customer pipeline and improving sales execution has resulted in the average number of TCS Closets transactions per week, per store steadily increasing as the chart below indicates:

TCS Closets Transactions Per Week Per Store (Fiscal Year-to-Date 2015 as of November 28, 2015)

Tindell added, “We made excellent strides in the third quarter with virtually all markets realizing greater TCS Closets comparable store sales benefit compared to the second quarter.  Selling closets is in our wheelhouse and our goal is to dominate the closet category.  There is no other comparable retailer doing this high ticket, high quality, custom closet business.  The Company also offers the complete solution for our customers – not just the closet, but the full array of closet organization products that accompany the closet, as well as a national footprint and millions of customers coming through the door each year.”  The initial focus for the product collection has been the closet, but based on customer demand and current trends, the Company intends to eventually expand its offering of TCS Closets solutions to other areas of the home.

The Company believes that it has a unique strategic position that allows it to meaningfully increase overall average ticket with its high average ticket initiatives, and that its highly trained and experienced sales force, which has been selling proprietary, custom-designed elfa® product solutions for over 37 years, is a unique asset to this strategy. Over the last 12 months ended November 2015, this sales force has sold approximately 7.5 elfa® spaces per store, per day and grown these custom-designed elfa® solutions to currently represent approximately 25% of annual retail sales.

The Company also concluded the rollout of Contained Home™ to all stores in December and continues to see an average ticket in excess of $2,500 for the program to date.  And, POP! Perfectly Organized Perks®, the Company’s customer engagement program, has enrolled more than 3 million POP! Stars since launch and continues to add approximately 25,000 POP! Stars per week.  The Company leverages this program to drive traffic and sales.

The Container Store expects to open a total of 10 new stores (including one relocation) in the 2015 fiscal year achieving its targeted 12% square footage growth.  It opened four new stores in the third quarter of fiscal 2015, to end the quarter with 77 stores, with the remaining two stores to be opened in the fourth quarter.  New store openings in fiscal 2015 are more heavily weighted toward the second half of the year (6 of 9 openings, plus one relocation) compared to the fiscal year 2014 (3 of 7 openings, plus one relocation in the second half of the year).

Third Quarter 2015 Results

For the third quarter (thirteen weeks) ended November 28, 2015, on a consolidated basis:

•                  The result for consolidated net sales for the third quarter of fiscal 2015 was $197.2 million, up 3.3% compared to the third quarter of fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $177.6 million, up 5.4% as compared to the third quarter of fiscal 2014, primarily due to new store sales. Elfa International AB third-party net sales for the third quarter of fiscal 2015 were SEK 165.9 million, up 2.1% compared to the third quarter of fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 1.8% percent, from 5.1% to 3.3%, or $3.3 million for the third quarter of fiscal 2015 compared to the third quarter of fiscal 2014 using the prior year conversion rate for both periods.

•                  Consolidated gross margin was 58.9%, a decline of 70 basis points compared to the third quarter of fiscal 2014. The Container Store retail business gross margin declined 120 basis points to 57.7%, largely due to the April 2015 introduction of everyday free shipping on orders over $75, increased sales of elfa® product during the annual Shelving Sale promotion, a higher response to other promotional activities, and a growing mix of lower-margin service sales during the third quarter of fiscal 2015 as compared to the third quarter of fiscal 2014. This was partially offset by the positive impact of the stronger U.S. dollar.  While the introduction of everyday free shipping on orders over $75 has reduced the gross margin rate, increased sales volumes associated with the strategy continued to more than offset the related costs. Elfa International AB gross margin improved 30 basis points primarily due to lower direct materials costs, as well as a shift in sales mix, partially offset by increased freight costs. On a consolidated basis, gross margin declined as the decline in The Container Store retail business gross margin more than offset the improvement in Elfa International AB gross margin due to a larger percentage of net sales coming from The Container Store retail business.

•                  Consolidated selling, general and administrative expenses (“SG&A”) were $101.9 million compared to $93.8 million in the third quarter of fiscal 2014. SG&A as a percentage of net sales increased 250 basis points, primarily due to a larger percentage of total net sales coming from The Container Store retail business, combined with incremental expenses incurred at The Container Store retail business related to strategic initiatives, increased investment in store payroll for enhanced sales floor coverage and distribution center payroll due to fulfillment of an increased number of orders shipped directly to customers, an increase in healthcare costs, and one-time storage costs incurred in connection with a distribution center automation project. Fiscal 2015 continues to serve as an investment year for the Company as it takes the necessary steps to support its strategic initiatives.

•                  Consolidated net interest expense decreased to $4.2 million from $4.3 million in the third quarter of fiscal 2014.

•                  The effective tax rate for the third quarter of fiscal 2015 was 28.6%, as compared to 34.2% in the third quarter of fiscal 2014. The decrease in the effective tax rate is primarily due to a shift in the mix of current and projected domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net loss was $1.7 million, or $0.04 per diluted share, in the third quarter of fiscal 2015 compared to net income of $6.2 million, or $0.13 per diluted share, in the third quarter of fiscal 2014. Net income in the third quarter of fiscal 2014 includes certain items that we do not consider in the evaluation of our ongoing performance, specifically certain gains on disposal of assets and the related tax impact. Excluding these items, adjusted net income per diluted share in the third quarter of fiscal 2014 was $3.2 million, or $0.07 per diluted share (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Consolidated adjusted EBITDA was $13.8 million compared to $23.4 million in the third quarter of fiscal 2014, (see GAAP/Non-GAAP reconciliation table).  Included in the $23.4 million of adjusted EBITDA for the third quarter of fiscal 2014 is a $3.8 million gain on disposal of a subsidiary and real estate.

For year-to-date (thirty-nine weeks) ended November 28, 2015, on a consolidated basis:

•                  The result for consolidated net sales was $562.6 million, up 0.9% compared to year-to-date fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars. Net sales in The Container Store retail business were $509.9 million, up 3.4% as compared to year-to-date fiscal 2014, primarily due to new store sales. Elfa International AB third-party net sales were SEK 446.4 million, up 0.8% compared to year-to-date fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 2.2% percent, from 3.1% to 0.9%, or $12.4 million for year-to-date fiscal 2015 compared to year-to-date fiscal 2014 using the prior year conversion rate for both periods.

•                  Consolidated gross margin was 58.5%, a decline of 40 basis points compared to year-to-date fiscal 2014. The Container Store retail business gross margin declined 90 basis points to 57.9%, largely due to the April 2015 introduction of everyday free shipping on orders over $75, increased promotional sales of elfa® product, including sales of elfa® product during the annual Shelving Sale promotion in the third quarter of fiscal 2015, a higher response to other promotional activities, and a growing mix of lower-margin service sales during the thirty-nine weeks ended November 28, 2015 as compared to the thirty-nine weeks ended November 29, 2014. This was partially offset by the positive impact of the stronger U.S. dollar. While the introduction of everyday free shipping on orders over $75 has reduced the gross margin rate, the increased sales volumes associated with the strategy continued to more than offset the related costs. Elfa International AB gross margin improved 50 basis points primarily due to improved production efficiency as a result of investments in automation, as well as a shift in sales mix, partially offset by higher freight costs. On a consolidated basis, gross margin declined as the decline in The Container Store retail business gross margin more than offset the improvement in Elfa International AB gross margin due to a larger percentage of net sales coming from The Container Store retail business.

•                  Consolidated selling, general and administrative expenses (“SG&A”) were $289.5 million compared to $275.0 million in year-to-date fiscal 2014. SG&A as a percentage of net sales increased 220 basis points, primarily due to a larger percentage of total net sales coming from the TCS segment, combined with costs incurred related to major initiatives, increased investment in store payroll for enhanced sales floor coverage and distribution center payroll due to fulfillment of an increased number of orders shipped directly to customers, and an increase in healthcare costs.

•                  Consolidated net interest expense decreased to $12.6 million from $13.0 million in year-to-date fiscal 2014.

•                  The effective tax rate was 31.0%, as compared to 22.5% in year-to-date fiscal 2014. The increase in the effective tax rate is primarily due to a $1.8 million reduction in tax expense recorded in the second quarter of fiscal 2014 related to a refund of tax paid in a prior period as well as a shift in the mix of current and projected domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net loss was $4.3 million, or $0.09 per diluted share, in year-to-date fiscal 2015 compared to net income of $9.6 million, or $0.20 per diluted share, in year-to-date fiscal 2014. Net income in year-to-date fiscal 2014 includes certain items that we do not consider in the evaluation of our ongoing performance, specifically certain gains on disposal of assets and certain taxes. Excluding these certain items, adjusted net income per diluted share in year-to-date fiscal 2014 was $4.7 million, or $0.10 per diluted share (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Consolidated adjusted EBITDA was $38.4 million compared to $57.0 million in year-to-date fiscal 2014, (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights:

(In thousands)	November 28, 2015	November 29, 2014
Cash	$14,571	$13,965
Total debt	$364,604	$364,071
Liquidity*	$85,083	$74,360

*Cash plus availability on revolving credit facilities

Outlook

The Company is updating its fiscal 2015 outlook as follows:

The Company now expects consolidated net sales to be $785 to $795 million based on announced store openings and an expected comparable store sales decline of 1.0% to 1.6%.  Net income is now expected to be $0.10 to $0.13 per diluted share based on estimated diluted shares outstanding of 49 million. This assumes a tax rate of approximately 36% for the full year.  This outlook now incorporates approximately $6.0 million of expenses, or $0.08 per diluted share, associated with the implementation of key strategic initiatives.

This updated full year outlook implies fourth quarter consolidated net sales of $222 to $232 million, a comparable store sales decline of 3% to 5% and net income per diluted share of $0.19 to $0.22.

Conference Call Information

In conjunction with this release, the Company published a recording and transcript of its prepared remarks on investor.containerstore.com, which will be available for 30 days.  Additionally, a live Question & Answer session with the investment community is scheduled for today, January 7, 2016, at 5:00 PM Eastern Time. Investors and analysts interested in participating in this session are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of this session will be available online at investor.containerstore.com and remain on the website for 30 days.

A taped replay of the Question & Answer session will be available within two hours of its conclusion and can be accessed both online and by dialing 877-870-5176 (toll free) or 1-858-384-5517 (international). The pin number to access the telephone replay is 13627288. The replay will be available until January 14, 2016.

ICR Conference 2016

The Company will be hosting a fireside chat discussion at the ICR Conference 2016 held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, on Tuesday, January 12, 2016 at 10:00 AM Eastern Time.

The audio portion of the discussion will be webcast live over the internet and can be accessed under the Investor Relations section at investor.containerstore.com. An online archive will be available for a period of 30 days following the discussion.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding the POP!, Contained Home and TCS Closets initiatives, including without limitation anticipated effects of investment in these programs, such as sales increases in 2016 and beyond, the expected contribution of TCS Closets and Contained Home to average ticket and comparable store sales, and plans to expand TCS Closets beyond the master closet, expectations for new store openings and relocations, guidance regarding annual square footage growth, and statements regarding our anticipated financial performance and expenses.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to achieve the anticipated results of our three major initiatives — POP!, Contained Home and TCS Closets — in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs generally and with respect to new store openings; risks relating to new store openings; our inability to source and market new products to meet consumer preferences; the risk that our operating and financial performance in a given period will not meet the guidance we provided to the public; the risk that significant new business initiatives may not be successful; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to lease space on favorable terms; fluctuations in currency exchange rates; risks related to a security breach or cyber-attack of our website or information technology systems, and other damage to such systems; effects of competition on our business; our inability to effectively manage our online sales; risks related to our inability to obtain capital on satisfactory terms or at all; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; material damage to or interruptions in our information technology systems; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 8, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 77 store locations nationwide that each average 25,000 square feet. The Container Store has over 10,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 16 years in a row. Visit containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation Principles and devotion to Conscious Capitalism, visit the retailer’s culture blog at whatwestandfor.com or read Chairman & CEO Kip Tindell’s book UNCONTAINABLE: How Passion, Commitment, and Conscious Capitalism Built a Business Where Everyone Thrives (available at The Container Store, uncontainable.com and anywhere books are sold).

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	November 28,	February 28,	November 29,
(In thousands, except share and per share amounts)	2015	2015	2014
Assets
Current assets:
Cash	$14,571	$24,994	$13,965
Accounts receivable, net	24,170	24,319	24,036
Inventory	109,296	83,724	103,850
Prepaid expenses	8,438	7,895	9,259
Income taxes receivable	1,637	1,698	3,205
Deferred tax assets, net	3,256	3,256	3,967
Other current assets	11,584	11,056	14,589
Total current assets	172,952	156,942	172,871
Noncurrent assets:
Property and equipment, net	175,239	169,053	168,859
Goodwill	202,815	202,815	202,815
Trade names	227,659	229,433	234,557
Deferred financing costs, net	6,540	7,742	8,231
Noncurrent deferred tax assets, net	2,285	1,739	1,055
Other assets	1,703	1,333	1,178
Total noncurrent assets	616,241	612,115	616,695
Total assets	$789,193	$769,057	$789,566

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$50,435	$48,904	$50,163
Accrued liabilities	57,744	59,891	54,837
Revolving lines of credit	8,415	2,834	10,250
Current portion of long-term debt	5,239	5,319	5,332
Income taxes payable	300	2,188	1,377
Deferred tax liabilities, net	-	-	29
Total current liabilities	122,133	119,136	121,988
Noncurrent liabilities:
Long-term debt	350,950	326,775	348,489
Noncurrent deferred tax liabilities, net	81,200	82,965	84,101
Deferred rent and other long-term liabilities	38,357	38,319	38,657
Total noncurrent liabilities	470,507	448,059	471,247
Total liabilities	592,640	567,195	593,235

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,986,975 shares issued and outstanding at November 28, 2015; 47,983,660 shares issued and outstanding at February 28, 2015; 47,981,512 shares issued and outstanding at November 29, 2014	480	480	480
Additional paid-in capital	856,515	855,322	855,038
Accumulated other comprehensive loss	(20,587)	(18,342)	(10,541)
Retained deficit	(639,855)	(635,598)	(648,646)
Total shareholders’ equity	196,553	201,862	196,331
Total liabilities and shareholders’ equity	$789,193	$769,057	$789,566

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and per share amounts)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 28, 2015	November 29, 2014	November 28, 2015	November 29, 2014
Net sales	$197,241	$190,922	$562,556	$557,607
Cost of sales (excluding depreciation and amortization)	81,137	77,063	233,299	229,230
Gross profit	116,104	113,859	329,257	328,377
Selling, general, and administrative expenses (excluding depreciation and amortization)	101,949	93,842	289,469	275,015
Stock-based compensation	487	404	1,164	950
Pre-opening costs	2,994	1,597	6,870	6,943
Depreciation and amortization	8,834	7,776	25,249	22,599
Other expenses	-	363	-	1,170
Loss (gain) on disposal of assets	52	(3,879)	64	(3,665)
Income from operations	1,788	13,756	6,441	25,365
Interest expense, net	4,213	4,265	12,611	12,950
(Loss) income before taxes	(2,425)	9,491	(6,170)	12,415
(Benefit) provision for income taxes	(694)	3,242	(1,913)	2,790
Net (loss) income	$(1,731)	$6,249	$(4,257)	$9,625

Net (loss) income per common share - basic and diluted	$(0.04)	$0.13	$(0.09)	$0.20

Weighted-average common shares outstanding - basic	47,986,975	47,979,581	47,985,298	47,967,566
Weighted-average common shares outstanding - diluted	47,986,975	48,432,143	47,985,298	48,555,828

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Thirty-Nine Weeks Ended
(In thousands)	November 28, 2015	November 29, 2014
Operating activities
Net (loss) income	$(4,257)	$9,625
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	25,249	22,599
Stock-based compensation	1,164	950
Excess tax benefit from stock-based compensation	-	(90)
Loss (gain) on disposal of assets	64	(3,665)
Deferred tax (benefit) expense	(2,806)	1,249
Noncash interest	1,460	1,467
Other noncash items	181	-
Changes in operating assets and liabilities:
Accounts receivable	(1,153)	5,101
Inventory	(24,931)	(21,048)
Prepaid expenses and other assets	(1,093)	(460)
Accounts payable and accrued liabilities	3,871	3,149
Income taxes	(1,948)	(4,660)
Other noncurrent liabilities	422	1,447
Net cash (used in) provided by operating activities	(3,777)	15,664

Investing activities
Additions to property and equipment	(36,446)	(40,359)
Proceeds from investment grant	479	-
Proceeds from sale of subsidiary, net	-	3,846
Proceeds from sale of property and equipment	199	935
Net cash used in investing activities	(35,768)	(35,578)

Financing activities
Borrowings on revolving lines of credit	46,222	60,374
Payments on revolving lines of credit	(40,354)	(64,223)
Borrowings on long-term debt	33,000	34,748
Payments on long-term debt	(8,981)	(15,319)
Payment of debt issuance costs	(258)	-
Proceeds from the exercise of stock options	59	704
Excess tax benefit from stock-based compensation	-	90
Net cash provided by financing activities	29,688	16,374

Effect of exchange rate changes on cash	(566)	(541)
Net decrease in cash	(10,423)	(4,081)
Cash at beginning of period	24,994	18,046
Cash at end of period	$14,571	$13,965
Supplemental disclosures of non-cash activities:
Purchases of property and equipment (included in accounts payable)	$2,060	$1,464
Capital lease obligation incurred	$374	$-

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net (loss) income, adjusted net (loss) income per diluted common share, adjusted EBITDA and net sales after the conversion of Elfa International AB third-party net sales from Swedish krona to U.S. dollars using the prior year conversion rate. The Company believes the disclosure of net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance. The Company has reconciled all non-GAAP financial measures apart from net sales adjusted for currency exchange rate fluctuations with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that the non-GAAP financial measures used in this press release not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its fiscal 2015 quarterly and annual results on a comparable basis with its fiscal 2014 quarterly and annual results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net (loss) income and adjusted net (loss) income per diluted common share with the most directly comparable GAAP financial measures of GAAP net (loss) income available to common shareholders and GAAP net (loss) income per diluted common share.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 28, 2015 0	November 29, 2014	November 28, 2015 0	November 29, 2014
Numerator:
Net (loss) income available to common shareholders	$(1,731)	$6,249	$(4,257)	$9,625
Distributions accumulated to preferred shareholders	-	-	-	-
IPO-related stock-based compensation	-	-	-	-
IPO costs	-	-	-	-
Restructuring charges	-	-	-	-
Goodwill and trade name impairment	-	-	-	-
Gain on disposal of subsidiary and real estate	-	(3,830)	-	(3,830)
Loss on extinguishment of debt	-	-	-	-
Certain taxes	-	788	-	(1,051)
Adjusted net (loss) income	$(1,731)	$3,207	$(4,257)	$4,744

Denominator:
Weighted average common shares outstanding – diluted	47,986,975	48,432,143	47,985,298	48,555,828

Adjusted net (loss) income per diluted common share	$(0.04)	$0.07	$(0.09)	$0.10

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 28, 2015	November 29, 2014	November 28, 2015	November 29, 2014
Net (loss) income	$(1,731)	$6,249	$(4,257)	$9,625
Depreciation and amortization	8,834	7,776	25,249	22,599
Interest expense, net	4,213	4,265	12,611	12,950
(Benefit) provision for income taxes	(694)	3,242	(1,913)	2,790
EBITDA	$10,622	$21,532	$31,690	$47,964
Pre-opening costs	2,994	1,597	6,870	6,943
Noncash rent	(462)	(397)	(1,588)	53
Stock-based compensation	487	404	1,164	950
Foreign exchange losses (gains)	168	(121)	187	(172)
Other adjustments	24	383	59	1,240
Adjusted EBITDA	$13,833	$23,398	$38,382	$56,978